Filed pursuant to Rule 424(b)(3)

Registration No. 333-226174

PROSPECTUS SUPPLEMENT NO. 4
(To the Prospectus dated September 28, 2018)

13,090,586 Shares of Common Stock

This Prospectus Supplement No.4 supplements the prospectus dated September 28, 2018 (the “prospectus”) relating to the offering and resale by the selling stockholders identified in the prospectus of up to 13,090,586 shares of common stock of Amesite Inc., par value $0.0001 per share. This Prospectus Supplement should be read in conjunction with the prospectus which is to be delivered with this Prospectus Supplement. Any statement contained in the prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement is being filed to update and supplement the information in the prospectus with our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 4, 2019

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 4, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 4, 2019

AMESITE INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55804	82-1433756
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 East Washington Street

Suite B

Ann Arbor, MI 48104

(Address of Principal Executive Offices)

(650) 516-7633

(Registrant's telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

Attached as Exhibit 99.1 to this Current Report on Form 8-K is an updated version of Amesite Inc.’s (the “Company”) investor presentation, which may be used in presentations to investors from time to time in the future.

In addition, on March 4, 2019, the Company issued two press releases announcing (i) its plan to launch additional online undergraduate and professional course offerings through its continued partnership with Humphreys University, and (ii) Dr. Ann Marie Sastry’s scheduled appearance on Yahoo Finance TV’s streaming show, “Final Round”. Copies of the press releases are attached as Exhibits 99.2 and 99.3, respectively, and are incorporated by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in the presentation and press releases attached as Exhibits 99.1, 99.2 and 99.3, respectively, hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

During the fourth quarter of 2018, in connection with its partnership with Humphreys University, the Company announced that it entered the higher education market, under the “Amesite College” brand, offering introductory online courses using the Company’s cloud-based platform. The Company continues to work towards building additional subscriptions and partnerships with higher education institutions for undergraduate course offerings and has also expanded its product to course offerings in the professional and consumer markets with the goal of offering a more affordable and improved experience to higher education learners. In this regard, the Company recently announced that it has launched its “Amesite Professional” course offerings through partnerships with Eastern Michigan University and Wayne State University geared towards providing continued education learning to professionals looking to expand their skillsets and enhance their careers.

In addition, the Company has also now added, for the first time, “Amesite Life” certificated programs to the Amesite brand which are offered directly by the Company (without partnerships with other institutions as co-offerers). Amesite Life courses are targeted at meeting consumer needs for general interest or personal education.

All of the Company’s programs utilize our artificial-intelligence-powered software platform and are appropriately customized for each specific product. The Company’s recently accounted course offerings under the Amesite Professional and Amesite Life products are highlighted below:

Amesite Professional Programs

●	Program: The World of Artificial Intelligence

Product: 6-week, professional certificate program

Partner: Wayne State University

●	Program: Blockchain: Cutting Edge Data Management

Product: 6-week, professional certificate program

Partner: Wayne State University

●	Program: Lean Six Sigma for Healthcare

Product: 12-week, professional continuing education program

Partner: Eastern Michigan University

●	Program: Logistics

Product: 12-week, professional certificate program

Partner: Humphreys University

1

Amesite Life Programs

●	Program: Fitness, Nutrition and Wellness: Building a Healthier Life

Product: 12-week certificate program

●	Program: Personal Financial Management

Product: 6-week, professional certificate program

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits. The following Exhibits are furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Investor Presentation

99.2	Press Release, dated March 4, 2019

99.3	Press Release, dated March 4, 2019

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMESITE INC.

Date: March 4, 2019	By:	/s/ Ann Marie Sastry
Ann Marie Sastry, Ph.D Chief Executive Officer

3

Exhibit 99.1

Exhibit 99.2

Amesite Inc. Announces Launch of Additional Undergraduate and Professional Certificate Offerings with Humphreys University

ANN ARBOR, Michigan – Monday, March 4, 2019—Amesite, Inc. (the “Company”), an artificial intelligence software company targeting the college course market, announced today its plan to launch additional online undergraduate course offering with its partner, Humphreys University this summer, following successful launches with Humphreys University in California in Fall, 2018 and Winter, 2019. The courses are Math 120 (Statistics), PSY 101 (Introductory Psychology), ECON 101 (Economics I), ECON 102 (Economics II), SOC 101 (Introduction to Sociology), PHIL 101 (Introduction to Philosophy).

Credits for several of these undergraduate courses are accepted at five California State Universities: Bakersfield, Dominguez Hills, Long Beach, Northridge and Sacramento and Stanislaus. Students should visit https://www.amesite.com/register to learn more about the courses, credit transfers for specific courses, and course registration. Courses begin July 1, 2019.

The partners are also offering a new, professional certificate program in Logistics. Learners who complete the 12-week professional program will receive a Certificate in Logistics. The Central Valley of California is a major international distribution hub, and this program is targeted at professionals who wish to improve their skills in logistics, inventory, supply chain and warehousing management. The program starts April 8, 2019.

State Senator Cathleen Galgiani (5th District, CA), said "I’m pleased to see this partnership between Amesite and Humphreys University, that will expand educational opportunities throughout the State. This kind of new technology that Amesite is bringing, is vital to education – we need ways of making delivery more engaging, and more affordable."

Mike Ammann, President and CEO of the San Joaquin Partnership said "There has been an incredible boom in manufacturing, e-commerce warehousing and distribution in San Joaquin County and workers who know manufacturing and logistics are essential for our region’s growth. This partnership will help educate people to run the automation of industry 4.0 and massive supply chain distributions operations that have located here. This is just the beginning."

Humphreys University President Bob Humphreys said, “We are pleased once again to partner with Amesite as we begin to scale our first-year college offerings together, which we are making accessible throughout the State of California. We are also pleased to deliver logistics – a professional program that is so closely tied to our regional economy.”

Amesite CEO, Dr. Ann Marie Sastry, said “We are delighted to build the partnership with Humphreys University, with scale for undergraduate courses and new offerings for professionals. Logistics training enables professionals to run distribution operations with greater efficiency – which is better for the economy, and for the environment.”

Enrollment will remain open for Logistics until April 15, 2019. Students should visit https://www.amesite.com/products to learn more about the programs and course registration.

Amesite’s online learning solutions for colleges, universities, faculty and students utilize artificial intelligence technologies, including machine learning and natural language processing, to deliver cost effective, cloud-based digital versions of lower level courses that greatly enhance and improve the learning experience of students. Amesite’s online platform includes customized user messaging and tracking as well as seamless integration of current events into traditional course materials, creating a more meaningful experience for both students and instructors alike.

About Humphreys University

With campuses in Stockton and Modesto, California, Humphreys University is a non-profit, independent California institution of higher education with over 120 years of educational dedication. Humphreys is accredited by the Western Association of Schools and Colleges Senior College and University Commission (WSCUC), and provides access to higher learning, community, and opportunity with a balance between education and practical life for motivated students who want to reach higher. With 100% of courses taught by faculty, and offerings ranging from Associate, Bachelor, Master’s degree programs, to the Drivon School of Law, Humphreys offers a range of options for learning.

About Amesite, Inc.

Amesite is a high tech artificial intelligence software company offering a cloud-based platform for college and university courses to be cost-effectively and conveniently delivered to learners online and in hybrid online/on campus formats. Amesite uses artificial intelligence technologies to provide customized environments for learners, easier-to-manage interfaces for instructors, and greater accessibility for college degree seekers in the US education market and beyond. The Company leverages existing college infrastructures, adding mass customization and cutting-edge technology to provide cost-effective, accessible, scalable and improved learning experiences to students. Founded in 2017, Amesite is based in Ann Arbor, Michigan. For more information, visit https://amesite.com.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning the Company, the Company’s online machine learning platform, the Company’s business plans, the commercialization of the Company’s online learning solutions, existing and potential customers and partners, business objectives and other matters. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement. Risks facing the Company and its platform are set forth in the Company’s filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

The Del Mar Consulting Group, Inc.

Robert B. Prag, President

858-794-9500

bprag@delmarconsulting.com

##END##

Exhibit 99.3

Amesite Inc. CEO, Dr. Ann Marie Sastry, to Appear on Yahoo Finance TV’s Final Round on Monday, March 4, 2019

ANN ARBOR, Michigan – Monday, March 4, 2019—Amesite, Inc. (the “Company”), an artificial intelligence software company targeting the higher and continuing education markets, announced today its CEO, Dr. Ann Marie Sastry, is scheduled to appear on Yahoo Finance TV’s streaming show, “Final Round”, on Monday, March 4th. Final Show is hosted by Jen Rogers and Myles Udland and airs weekdays from 3:00 pm ET to 5pm ET.

Amesite’s online learning solutions for colleges, universities, faculty and students utilize artificial intelligence technologies, including machine learning and natural language processing, to deliver cost effective, cloud-based digital versions of lower level courses that greatly enhance and improve the learning experience of students. Amesite’s online platform includes customized user messaging and tracking as well as seamless integration of current events into traditional course materials, creating a more meaningful experience for both students and instructors alike.

Amesite CEO, Dr. Ann Marie Sastry, said “We are pleased to discuss Amesite’s education technology, products and markets and how we intend to help. Our aim is to rethink online learning as a more interactive, personalized and accessible activity, across sectors.”

More information on the company is available at https://www.amesite.com/.

About Amesite Inc.

Amesite is a high tech artificial intelligence software company offering a cloud-based platform for college and university courses to be cost-effectively and conveniently delivered to learners online and in hybrid online/on campus formats. Amesite uses artificial intelligence technologies to provide customized environments for learners, easier-to-manage interfaces for instructors, and greater accessibility for college degree seekers in the US education market and beyond. The Company leverages existing college infrastructures, adding mass customization and cutting-edge technology to provide cost-effective, accessible, scalable and improved learning experiences to students. Founded in 2017, Amesite is based in Ann Arbor, Michigan. For more information, visit https://amesite.com.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning the Company, the Company’s online machine learning platform, the Company’s business plans, the commercialization of the Company’s online learning solutions, existing and potential customers and partners, business objectives and other matters. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement. Risks facing the Company and its platform are set forth in the Company’s filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

The Del Mar Consulting Group, Inc.

Robert B. Prag, President

858-794-9500

bprag@delmarconsulting.com

##END##